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                                                                EXHIBIT 10.3

                        SECOND AMENDMENT TO AGREEMENT FOR
                          PURCHASE AND SALE OF PROPERTY

      THIS SECOND AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF PROPERTY (hereinafter referred to as the "Amendment"), dated as of January 15, 2004 (hereinafter referred to as the "Effective Date"), is by and between PRESIDENT BROADWATER HOTEL, L.L.C., a Mississippi limited liability company, successor to BH Acquisition Corporation (hereinafter referred to as "Seller"), and SITE REALTY, INC., a California corporation (hereinafter referred to as "Buyer").

      WHEREAS, Seller and Buyer desire to amend that certain Agreement for Sale and Purchase of Real Estate and Personal Property, dated June 24, 2003, as amended by that certain Amendment to Agreement for Purchase and Sale of Property, dated as of October 27, 2003 (hereinafter collectively referred to as the "Agreement") in order to extend the outside date for Closing as provided herein.

      NOW, THEREFORE, in consideration of the foregoing premises, and other valuable consideration, the receipt and sufficiency of which is acknowledged, Seller and Buyer agree as follows:

      1. Notwithstanding anything in the Agreement to the contrary, the earnest money deposit of One Hundred Thousand Dollars ($100,000.00) shall be immediately released to Seller, shall be irrevocable, non-refundable and shall be credited against the Purchase Price at Closing, if Closing occurs. The parties hereby instruct the Escrowee to release the earnest money deposit of One Hundred Thousand Dollars ($100,000.00) to Seller at the following address:
President Broadwater Hotel, L.L.C., 2110 Beach Boulevard, Biloxi, Mississippi 39531, Attn: Craig Adams.

      2. Notwithstanding anything in the Agreement to the contrary, the Date of Closing shall be on or before March 16, 2004. The Document Delivery Date shall be March 9, 2004. If Buyer fails to deliver Buyer's Deliveries by the Document Delivery Date or fails close on or before March 16, 2004, the Agreement shall be automatically terminated and Buyer shall have no further remedies, except as otherwise provided herein.

      3. Notwithstanding anything in the Agreement to the contrary, if the Property is destroyed prior to the Date of Closing, Seller shall pay Buyer up to One Hundred Thousand Dollars ($100,000.00) of Seller's insurance proceeds for such destruction, so long as such insurance proceeds are at least Five Million Dollars ($5,000,000).

      4. Except as otherwise modified herein, the terms and conditions of the Agreement shall remain in full force and effect and are hereby reaffirmed by the parties.

      5. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Each party need not sign the same counterpart of this Amendment in order for the same to be fully executed. The facsimile transmission of executed counterparts of this Amendment shall have the same binding effect as the hand-delivery of originally signed counterparts.

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      IN WITNESS WHEREOF, the Seller and Buyer have caused this Second
Amendment to the Agreement for Sale and Purchase of Property to be executed by its proper officers as of the day first above written.

SELLER:

PRESIDENT BROADWATER HOTEL, L.L.C.


By: /s/ John S. Aylsworth
    ------------------------
Printed Name: John S. Aylsworth
Title: President


BUYER:

SITE REALTY, INC.


By: /s/ Michael D. Mayer
    -----------------------
Printed Name: Michael D. Mayer
Title: Pres